EXHIBIT 5

                              LIST OF SUBSIDIARIES
                                       OF
                             HEALTH & LEISURE, INC.


       H & L Concepts, Inc., an Ohio corporation, Amtele, Inc., a Delaware corporation, Venture Sum, Inc. a Delaware corporation.



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